Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
September 9, 2008		(973) 802-7779

PRUDENTIAL FINANCIAL, INC. ELECTS RLJ DEVELOPMENT

PRESIDENT THOMAS J. BALTIMORE, JR. TO BOARD OF DIRECTORS

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) announced today that Thomas J. Baltimore, Jr. has been elected to the company’s board of directors, effective October 1, 2008.

Baltimore is co-founder and president of RLJ Development, LLC (RLJ), a privately held real estate investment company. RLJ and its affiliates have in excess of $2 billion in equity under management and the company currently owns 121 hotels in major markets in North America, with more than 16,000 guestrooms and a portfolio value of $2.6 billion.

Prior to co-founding RLJ, Baltimore was with Hilton Hotels Corporation as vice president, Gaming Development (1997 to 1998) and later as vice president, Development and Finance (1999 to 2000). Previously he was with Marriott Corporation where he served in various management positions including vice president, Business Development for Host Marriott Services (1994 to 1996).

“We are extremely pleased to have Tom as a member of our board,” said John Strangfeld, chairman and CEO of Prudential Financial, Inc. “His investment acumen and experience make a valuable addition to an already strong board.”

Mr. Baltimore earned both a B.S. and an M.B.A. from the University of Virginia. He serves as a Trustee of the university’s Darden School Foundation and as a board member of its Jefferson Scholars Foundation. He is also on the Board of Integra LifeSciences Holdings Corporation.

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Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $638 billion of assets under management as of June 30, 2008, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping approximately 50 million individual and institutional customers grow and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit http://www.news.prudential.com/.